NEWS RELEASE Bill Seymour VP of Investor Relations T + 1 952 556 1844 bill.seymour@entegris.com
Exhibit 99.1

ENTEGRIS DECLARES QUARTERLY CASH DIVIDEND
BILLERICA, Mass., July 14, 2021 - Entegris, Inc. (Nasdaq: ENTG), today announced that its Board of Directors has authorized a quarterly cash dividend of $0.08 per share to be paid on August 18, 2021 to shareholders of record on the close of business on July 28, 2021.

ABOUT ENTEGRIS
Entegris is a world-class supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

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